                                                                    EXHIBIT 12.1

                                   VERIO INC.
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                                             Nine months
                                                          Year Ended December 31,         Ended September 30,
                                                     -------------------------------     --------------------
                                                        1996        1997      1998         1998        1999
                                                     --------     -------   --------     -------     --------
Pre-tax loss from continuing operations before
  adjustment for minority interests in
  consolidated subsidiaries or income or loss
  from equity investees                              $ (5,802)    (47,993)  (112,336)    (78,663)    (132,744)

Add:

Interest on debt                                          115      11,826     35,946      22,860       61,677
Interest portion of rentals                                43         619      1,349       1,012        1,901
Amortization of debt issuance costs                       175         178      1,358         817        1,791

                                                     --------     -------   --------     -------     --------
Earnings available for combined fixed charges
  and preferred stock dividends                      $ (5,469)    (35,370)   (73,683)    (53,974)     (67,375)
                                                     ========     =======   ========     =======     ========

Fixed charges:

Interest on debt                                          115      11,826     35,946      22,860       61,677
Interest portion of rentals (1/3 interest expense)         43         619      1,349       1,012        1,901
Amortization of debt issuance costs                       175         178      1,358         817        1,791
Preferred stock dividend requirements of Verio             23         260         87          87        4,793

                                                     --------     -------   --------     -------     --------
Total fixed charges                                  $    356      12,883     38,740      24,776       70,162
                                                     ========     =======   ========     =======     ========


Ratio of earnings to combined fixed charges and
  preferred stock dividends                                --          --         --          --           --


Deficiency                                           $ (5,825)    (48,253)  (112,423)    (78,750)    (137,537)
                                                     ========     =======   ========     =======     ========